Exhibit 18

May 11, 1998

To the Board of Directors of
Excel Industries, Inc.

We have been furnished with a copy of the Company's Form 10-Q for the quarter ended March 28, 1998. Note 6 therein describes a change in the method of depreciation of plant and equipment from predominantly accelerated methods, declining balance, to the straight-line method. It should be understood that the preferability of one acceptable method of depreciation accounting over another has not been addressed in any authoritative literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based upon our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for depreciation in conformity with Accounting Principles Board Opinion No. 20.

We have not made an audit in accordance with generally accepted auditing standards of the financial statements of Excel Industries, Inc. for the three-month periods ended March 28, 1998 or March 29, 1997 and, accordingly, we express no opinion thereon or on the financial information filed as part of the Form 10-Q of which this letter is to be an exhibit.



Yours very truly,



S/Price Waterhouse LLP